                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                           (Amendment No.         )*
                                         ---------

                              GIGABEAM CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   37517W 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 1, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]       Rule 13d-1(b)
     [X]       Rule 13d-1(c)
     [ ]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 37517W 10 7                 13G               PAGE 2 OF 8 PAGES
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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Harvey Silverman
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)    (a) [ ]
                               (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                           520,172 Shares
NUMBER OF                  -----------------------------------------------------
SHARES                     6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                   0
 EACH                      -----------------------------------------------------
REPORTING                  7      SOLE DISPOSITIVE POWER
PERSON
 WITH                                      520,172 Shares
                           -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   520,172 Shares
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)     [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   10.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 37517W 10 7                 13G               PAGE 3 OF 8 PAGES
-----------------------------                     ------------------------------

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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Silverman Partners, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)    (a) [ ]
                                (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                           368,386 Shares
NUMBER OF                  -----------------------------------------------------
SHARES                     6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                   0
 EACH                      -----------------------------------------------------
REPORTING                  7      SOLE DISPOSITIVE POWER
PERSON
 WITH                                      368,386 Shares
                           -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   368,386 Shares
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)     [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   7.8%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 37517W 10 7                 13G               PAGE 4 OF 8 PAGES
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--------------------------------------------------------------------------------
1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Silverman Partners Class D, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)    (a) [ ]
                                (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                          151,786 Shares
NUMBER OF                 -----------------------------------------------------
SHARES                    6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                                  0
 EACH                     -----------------------------------------------------
REPORTING                 7      SOLE DISPOSITIVE POWER
PERSON
 WITH                                     151,786 Shares
                          -----------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   151,786 Shares
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)     [ ]

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   3.2%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 37517W 10 7                 13G               PAGE 5 OF 8 PAGES
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ITEM 1(a).        NAME OF ISSUER:

                  GigaBeam Corporation
                  --------------------------------------------------------------

ITEM 1(b.)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  470 Spring Park Place, Suite 900, Herndon, Virginia  20170
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSONS FILING:

                  Harvey Silverman ("Silverman")
                  ------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The business address of Silverman is Silverman Partners, LP,
                  ------------------------------------------------------------
                  888 Seventh Avenue, New York, New York 10106
                  --------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                  Silverman is a United States citizen
                  --------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share
                  --------------------------------------------------------------

ITEM 2(e).        CUSIP NUMBER:

                  37517W 10 7
                  --------------------------------------------------------------

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
                  13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]     Broker or dealer registered under Section 15 of the
                  Exchange Act;
     (b)  [ ]     Bank as defined in Section 3(a)(6) of the Exchange Act;
     (c)  [ ]     Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act;
     (d)  [ ]     Investment company registered under Section 8 of the
                  Investment Company Act;
     (e)  [ ]     An investment adviser in accordance with
                  Rule 13d-1(b)(ii)(E);
     (f)  [ ]     An employee benefit plan or endowment fund in accordance
                  with Rule 13d-1(b)(1)(ii)(F);
     (g)  [ ]     A parent holding company or control person in accordance
                  with Rule 13d-1(b)(ii)(G)
     (h)  [ ]     A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
     (i)  [ ]     A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;
     (j)  [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP NO. 37517W 10 7                 13G               PAGE 6 OF 8 PAGES
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ITEM 4.      OWNERSHIP

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:
                   Harvey Silverman beneficially owns 520,172 shares of Common
         Stock, of which:

                  (i) 116,600 shares are owned by Silverman Partners L.P., a limited partnership of which he is general partner ("SP").

                  (ii) 100,000 shares are issuable to SP upon exercise of the
                       Company's public warrants owned by it.

                  (iii) 89,286 shares are issuable to SP upon exercise of
                       private warrants issued to it by the Company in a private
                       placement in February 2005 ("February 2005 Private
                       Placement").

                  (iv) 89,286 shares are issuable to Silverman Partners Class D,
                       L.P. a limited partnership of which Silverman is general
                       partner ("SPD"), upon exercise of private warrants issued
                       to it by the Company in the February 2005 Private
                       Placement.

                  (v)  62,500 shares are issuable to SP upon conversion of a promissory note issued to it by the Company in the
                       February 2005 Private Placement.

                  (vi) 62,500 shares are issuable to the SPD upon conversion of a promissory note issued to it by the Company in the
                       February 2005 Private Placement.

         (b) Percent of Class:

                  10.6%

         (c) Number of shares as to which such person has:
             (i)   Sole power to vote or to direct the vote:
                   520,172 shares of common stock

             (ii)  Shared power to vote or to direct the vote: 0 shares of common stock

             (iii) Sole power to dispose or to direct the disposition of:
                   520,172 shares of common stock

             (iv)  Shared power to dispose or to direct the disposition of: 0 shares of common stock

         Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

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CUSIP NO. 37517W 10 7                 13G               PAGE 7 OF 8 PAGES
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ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             None.

ITEM 7.      IDENTIFICATION  AND  CLASSIFICATION  OF THE SUBSIDIARY WHICH
             ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY OR CONTROL PERSON.

             None.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             None.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             None.

ITEM 10.     CERTIFICATIONS.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 37517W 10 7                 13G               PAGE 8 OF 8 PAGES
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                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 21, 2005

                                                    /s/ Harvey Silverman
                                                    ---------------------------
                                                     Harvey Silverman